SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2007

THE PEOPLES BANCTRUST COMPANY, INC.

(Exact name of Registrant as Specified in Charter)

Alabama	0-13653	63-0896239
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

310 Broad Street, Selma, Alabama 36701

(Address of Principal Executive Offices)

(334) 875-1000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 16, 2007, the Board of Directors of The Peoples BancTrust Company, Inc. (the “Company”) appointed Andrew C. Bearden, Jr., who has served as Executive Vice President, Chief Financial Officer and Assistant Secretary, as Executive Vice President, Chief Operating Officer and Assistant Secretary. In addition, Mr. Bearden was appointed Executive Vice President, Chief Operating Officer and Cashier of The Peoples Bank and Trust Company, the Company’s wholly owned subsidiary (the “Bank”).

On January 16, 2007, the Board of Directors of the Company also appointed Thomas P. Wilbourne, who has served as Vice President and Principal Accounting Officer, to succeed Mr. Bearden as Chief Financial Officer. Mr. Wilbourne will serve as Senior Vice President, Chief Financial Officer and Treasurer of both the Company and the Bank. He will also continue to serve as the principal accounting officer of the Company. Mr. Wilbourne’s annual base salary will be $125,000.

In connection with his appointment, the Company and its wholly owned subsidiary, the Peoples Bank and Trust Company (the “Bank”), entered into a Change of Control Employment Agreement (the “Agreement”) with Mr. Wilbourne. The Agreement becomes effective only upon a change of control of the Company or the Bank (as defined in the Agreement), provides for the employment of the Executive Officer for a period of two years, and provides that, if the Executive Officer is terminated by the Company or the Bank for any reason other than death, disability or cause, or the Executive Officer terminates employment for good reason, the Executive Officer is entitled to receive (i) all accrued compensation and (ii) a lump sum payment equal to 1.5 times the Executive Officer’s annual base salary (including any increases in base salary during the term of the Agreement) and the Executive Officer’s highest annual bonus during the previous three years.

ITEM 9.01 Financial Statements and Exhibits

Exhibits
Exhibit 10.1	Change of Control Employment Agreement dated January 16, 2007, by and among Thomas P. Wilbourne, the Company and the Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 17, 2007	THE PEOPLES BANCTRUST COMPANY, INC.

	By:	/s/ Don J. Giardina
	Name:	Don J. Giardina
	Title:	President and Chief Executive Officer